EXHIBIT 99.1

Dividend Reinvestment and Stock Purchase Plan
Authorization Form
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Firstbank Corporation 311 Woodworth Avenue Alma, MI 48801	Please sign the authorization located on the reverse side of this form and complete the information below only if it has changed.

Name 1

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Name 2

___________________________________

Street Address

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City/State/Zip Code

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Home Telephone Number

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Business Telephone Number

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NOTE: This Is Not A Proxy

Completion and return of this Authorization Form authorizes your enrollment in the Firstbank Corporation Dividend Reinvestment Plan.

Do not return this form unless you wish to participate in the Plan.

•	Full Common Stock Dividend Reinvestment and Optional Cash Purchases — If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on all shares of Common Stock currently or subsequently registered in your name, as well as on the shares of Common Stock credited to your Plan Account. In addition, if you make optional cash payments of not less than $100 per payment, up to a total of $2,500 per quarter, those payments will be used to purchase additional shares of Common Stock.

•	Partial Dividend Reinvestment and Optional Cash Purchases — If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on __________ shares of Firstbank Corporation stock registered in your name and the shares credited to your plan account. In addition, if you make optional cash payments of not less than $100 per payment, up to a total of $2,500 per quarter, those payments will be used to purchase additional shares of Common Stock.

NOTE:	Checks submitted for Optional Cash Purchases of stock must be received not less than 3 days nor more than 30 days prior to the Investment Date. (See Prospectus for details)

I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment and Stock Purchase Plan as described in the Plan Prospectus that accompanied this Authorization Form and that I may revoke this authorization at any time by notifying Registrar and Transfer Company, in writing, of my desire to terminate my participation.

Please sign here exactly as your shareholder account is registered. If shares are held jointly, all holders must sign.

Stockholder X_________________________  Date ________   Stockholder X_________________________   Date ________